Exhibit 5.2

October 31, 2025

Almonty Industries Inc.

Dear Sirs:

Almonty Industries Inc.

Final Short Form Base Prospectus Dated October 31, 2025

Reference is made to the final short form base prospectus (the “Prospectus”) forming part of the Amendment No. 1 to the Registration Statement on Form F-10/A filed by Almonty Industries Inc. with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our firm name in the Prospectus under the headings “Legal Matters” and “Documents Filed as Part of the Registration Statement.” In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP
NORTON ROSE FULBRIGHT CANADA LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.